Exhibit 3(iii)

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION

FAR EAST ENERGY CORPORATION
Name of Corporation

I, the undersigned, John Springsteen, do hereby certify:

That the Board of Directors of Far East Energy Corporation (the “Corporation”), at a meeting duly convened and held on the 6th day of February 2003, adopted a resolution recommending that the Corporation’s stockholders amend the articles of incorporation as follows:

Article IV is hereby amended to read as follows:

     “IV. AUTHORIZATION OF CAPITAL STOCK: The capitalization of the corporation shall be 500,000,000 shares of common stock, $0.001 par value, and 500,000,000 shares of preferred stock, $0.001 par value. The class of preferred stock may be divided into such series as may be established by the Board of Directors, as provided in sections 78.195 and 78.196 of the Nevada Revised Statutes.

     The Board of Directors shall have the authority, by resolution(s), (1) to divide the Preferred Stock into more than one class of stock or more than one series of any class; (2) to establish and fix the distinguishing designation of each such series and the number of shares thereof, which number, by like action of the Board of Directors, from time to time thereafter, may be increased, except when otherwise provided by the Board of Directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding; and (3) within the limitations of applicable law of the State of Nevada or as otherwise set forth in this Article, to fix and determine the relative voting powers, designations, preferences, limitations, restrictions and relative rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights of each series so established prior to the issuance thereof.”

     At a Special Meeting of stockholders (“Special Meeting”) of the Corporation held on March 3, 2003 and adjourned until March 4, 2003, the stockholders of the Corporation approved, pursuant to section 78.390 of the Nevada Revised Statutes, the said amendment to the Corporation’s articles of incorporation. The record date for the Special Meeting was January 31, 2003, and at close of business on such record date the number of shares of the Corporation’s common stock outstanding and entitled to vote on an amendment to the articles of incorporation was 47,350,500. At the Special Meeting, a quorum was present and the said change and amendment to the Corporation’s articles of incorporation has been consented to and approved by a vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon. The corporation has only one class of outstanding stock.

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     This Certificate of Amendment to the Corporation’s articles of incorporation shall become effective upon filing.

/s/ John Springsteen

John Springsteen, Chief Financial Officer

State of Texas	)
	)	ss
County of Harris	)

On this    day of March 2003 personally appeared before me, a Notary Public, John Springsteen, Chief Financial Officer of Far East Energy Corporation, who acknowledged that he executed the above document.

SWORN TO AND SUBSCRIBED before me this    day of March 2003.

Notary Public of the State of Texas

Printed Name of Notary My Commission Expires:

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